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                                  MORTGAGE NOTE

Date of Note:              November 22, 1999

Arnount of Note:           $5,000,000.00

Maturity Date:             December 1, 2002 (the "Initial Maturity Date"),
                           provided, however, the Maker may extend the time to repay the Amount of the Note to December 1, 2005 (the
                           "Extended Maturity Date") upon the following conditions (the "Conditions"): (1) The Maker shall send written notice to the Bank of its intention to extend the term of this Note at least 90 days before the Initial Maturity Date (the "Election Date") , (2)
                           The Maker is not then in default under this Note, the Mortgage or any other documents executed in connection with the loan evidenced hereby, (3) if required by the Bank, updated title work to confirm that there have been no changes to title to the Premises, as defined below, or additional encumbrances, (4) the payment history and financial condition of the Maker being satisfactory to the Bank in its sole discretion, (5) maintenance of a Debt
                           Service Coverage Ratio of at least 1.5 to 1.0 based on then current leases covering the Premises (Debt
                           Service Coverage Ratio shall mean the annual Net
                           Operating Income divided by total principal and interest payments made or scheduled to be made under this Note during such fiscal year. Net Operating
                           Income means, for each fiscal year, the total base rental income plus tenant reimbursement income less all operating expenses excluding depreciation, income taxes and principal and interest payments made or scheduled to be made under this Note during such fiscal year), (6) a maximum loan to value ratio of 65%, as determined by the Bank in its sole discretion, based upon leases then in effect or, if required by law or regulation, a current appraisal at the Maker's expense, (7) The Maker pays to the Bank an extension fee of one half of one percent of the principal Amount of the Note outstanding on the Initial Maturity Date, one-half of which shall be payable on the Election Date and one-half of which shall be payable on the Initial Maturity Date, and
                           (8) the Maker delivers such other documents, certificates, consents and information as the Bank and its counsel may require.

Interest Rate;             For the First Interest Period, as defined below, the
                           Interest Rate is 7.75% per annum. For the Second
                           Interest Period, as defined below, the Interest Rate
                           is a rate per annum fixed on the third day prior to
                           the Initial Maturity Date (the "Determination Date")
                           equal to 1.85% per annum in excess of the Three Year
                           Treasury Index, as hereinafter defined, in effect on
                           the Determination Date. "Three Year Treasury Index"
                           means a rate per annum equal to the weekly average
                           yield on United States Treasury securities adjusted
                           to a constant maturity of three (3) years using the
                           most recent rate reported by the Bank.
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        FOR VALUE RECEIVED, the undersigned (the "Maker"), having the address as indicated under its name, hereby promises to pay on the Maturity Date to the order of NORTH FORK BANK (the "Bank") at its offices at 275 Broad Hollow Road, Melville, New York or at such other place as the holder hereof may from time to time designate in writing, in immediately available New York funds, the Amount of Note together with interest on the Amount of Note at the Interest Rate (computed on an actual/360 day basis, i.e., interest for each day during which any of the Amount of Note is outstanding shall be computed at the Interest Rate divided by 360) as follows:

         (i) a payment of interest for the period from the date hereof to December 1, 1999, payable on November 22, 1999 in the amount of $9,687.50;

         (ii) for the period from December 1, 1999 to and including the Initial maturity Date, a combined constant scheduled monthly payment of principal and interest equal to $37,796.44, commencing on January 1, 2000 and on the first day of each month thereafter and, in the event the Maker fails to satisfy the conditions, a final payment on the Initial Maturity Date of the balance of the amount of the Note together with accrued interest (such period, from the date hereof to the Initial Maturity Date, the "First Interest Period");

         (iii) provided the Maker satisfies the Conditions, for the period from the Initial Maturity Date to the Extended Maturity Date (the "Second Interest Period"), a combined monthly payment of principal and interest equal to a combined constant monthly payment of principal and interest at the Interest Rate which would fully amortize the Amount of the Note, as of the commencement of the Second Interest Period, over a period of 264 months and a final payment on the Extended Maturity Date of the balance of the Amount of Note together with accrued interest.

         Each monthly installment shall be applied first to interest on the principal outstanding and the balance of each monthly installment shall be applied on account of principal. All payments shall be made by automatic debit from an account maintained at the Bank in which Maker shall maintain balances sufficient to pay the monthly payments (Account #4424006452). A late payment of 4% of any principal or interest payment not made on the date it is due shall be due with any such late payment.

         It is expressly agreed that the fees and expenses of the Bank including reasonable attorney's fees and disbursements of the Bank's counsel in preparing, executing, delivering, or recording any documents or instruments related to any extension of the time for repayment of the Amount of Note to the Extended Maturity Date and in connection with any title company searches and insurance which the Bank may then require shall be paid by the Maker upon satisfaction of the Conditions.



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

         This Note is secured by, among other things, a leasehold mortgage and security agreement of even date herewith (the "Mortgage") and an assignment of lessor's interest in leases (the "Assignment") made by the Maker to the Bank encumbering, among other things, the Premises more particularly described in the Mortgage; all of the covenants, conditions and agreements of the Mortgage are made a part hereof by this reference.

         It is expressly agreed that, upon the failure of the Maker timely to make any payment due hereunder after any applicable grace period or upon the happening of any "Event of Default" under the Mortgage, the principal sum hereof, or so much thereof as may be outstanding, together with accrued interest and all other expenses, payable by The Maker under the Mortgage, including, but not limited to reasonable attorneys, fees for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions, shall immediately become due and payable at the option of the holder of the Note, notwithstanding the Maturity Date set forth herein. Upon the stated or accelerated maturity of this Note, the Maker agrees that this Note shall bear interest at a per annum rate of 24% until the principal is fully paid.

Notwithstanding anything to the contrary contained in this Note, the rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank, except for the operation of the first sentence hereof.

         The Maker may prepay this Note in full or in part without premium or penalty ($100,000.00 minimum or integral multiples thereof) at any time upon 10 days written notice to the Bank provided that any prepayment shall be accompanied by accrued interest computed to the last day of the month in which prepayment is made on the amount of principal so prepaid. Each prepayment shall be made together with accrued interest thereon to and including the date of prepayment and partial prepayments shall be applied to principal in inverse order of maturity.

         The Maker agrees that it shall be bound by any agreement extending the time or modifying the above terms of payment, made by the Bank and the owner or owners of the Premises, whether with or without notice to the Maker, and the maker shall continue to be liable to pay the amount due hereunder, but with interest at a rate no greater than the Interest Rate, according to the terms of any such agreement of extension or modification.

         For purposes of this Note, "Year 2000 compliant" means, with regard to any entity, that all software, embedded microchips, and other processing capabilities utilized by, and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the Year 2000: the Maker has (i) undertaken a detailed inventory, review and assessment of all areas


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within its business and operation that could be adversely affected by failure of the Maker to be Year 2000 compliant, (ii) developed a detailed plan and timeline for becoming Year 2000 compliant by December 31, 1999, and (iii) to. date, implemented that plan (and will continue to implement that plan to completion) in accordance with that timetable in all material respects. The Maker represents that it will be Year 2000 compliant no later than December 31, 1999.

         This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, the Maker agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorneys' fees and expenses.

         The Maker hereby authorizes the Bank to enter from time to time the amount of each Advance to the Maker on the schedule annexed hereto and made a part hereof, which shall be presumed to be correct absent manifest error. Failure of the Bank to record such information on such schedule shall not in any way affect the obligation of the Maker to pay any amount due under this Note.

         Time is of the essence as to all dates set forth herein, provided, however, that whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or a public holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

         All parties to this Note, whether the Maker, principal, surety, guarantor, or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

         Any notice, demand or request relating to any matter set forth herein shall be in writing and shall be deemed effective when mailed, postage prepaid, by registered or certified mail, return receipt requested, to any party hereto at its address stated herein or at such other address of which it shall have notified the party giving such notice in writing as aforesaid.

         This Note is to be construed and enforced in accordance with the laws of the State of New York.



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


         This Note is the first in a series of notes up to an aggregate principal amount of $10,000,000.00 to be issued on the terms and conditions contained in the commitment letter dated September 30, 1999 from the Bank to the Maker.

                                          RD BRANCH ASSOCIATES, L.P.

                                          By:  Acadia Property Holdings, LLC
                                               its General Partner
                                           By: Acadia Realty Limited Partnership
                                               its sole member
                                           By: Acadia Realty Trust
                                               its General Partner


                                            By:_______________________________
                                               Robert Masters
                                               Senior Vice President


                                               Address:
                                               20 Soundview Marketplace
                                               Port Washington, NY 11050

Property Location:
The Branch Shopping Center
Intersection of Route 111 and Route 25/25A
Village of the Branch
Smithtown, NY
(the "Premises")





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